[Super 8 Motel Developers, Inc. Letterhead]

January 8, 2002

Board of Directors of World Services, Inc.
724 N. Kline
P.O. Box 786
Aberdeen, SD 57402-0786

Re:  Tender Offer

Gentlemen and Ms. Bower:

    The purpose of this letter is to clarify certain obligations of the parties under the amendment to that certain Letter Agreement between Super 8 Motel Developers, Inc. ("Developers") and World Services, Inc. ("World Services") entered into effective January 2, 2002 (the "Letter Agreement"). The parties agree that World Services shall hold the Special Meeting of shareholders described therein on February 20, 2002 (instead of February 14, 2002 as originally set forth therein), or as soon thereafter as legally and reasonably practicable if the SEC reviews and comments on the proxy materials. All other terms and conditions of the Letter Agreement, as amended, shall remain in effect.

    If this accurately reflects our mutual understanding of our agreement, please sign below. Thank you for your cooperation.

Very truly yours,
/s/ Harvey Aman
Harvey Aman President and Chief Operating Officer Super 8 Motel Developers, Inc.
Agreed to and acknowledged by:
/s/ Ronne Tarrell
Ronne Tarrell, President World Services, Inc.